Exhibit 99.1

W&T OFFSHORE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet of W&T Offshore, Inc. (the “Company,” “we” or “our”) as of March 31, 2007 illustrates the pro forma effect on the Company’s historical financial position of the issuance of the Company’s $450 million 8 1/4% Senior Notes due 2014 (the “Notes”). The unaudited pro forma condensed consolidated statement of income of the Company for the three months ended March 31, 2007 illustrates the pro forma effect on the Company’s results of operations of the issuance in June 2007 of the Notes. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2007 was prepared assuming that the issuance of the Notes had occurred on March 31, 2007. The unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2007 was prepared assuming that the Notes were issued and proceeds applied on January 1, 2007.

The unaudited adjustments that are described in the accompanying notes and the resulting unaudited pro forma condensed consolidated financial information are based on available information and certain assumptions we believe are reasonable in connection with the transaction as described above. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma condensed consolidated financial information does not purport to represent what the Company’s financial position or results of operations would have been had the transaction occurred on the dates indicated or the financial position or results of operations for any future date or period.

The unaudited pro forma condensed consolidated financial information and accompanying notes should be read in conjunction with the historical financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our annual report on Form 10-K for the year ended December 31, 2006 and the quarterly report on Form 10-Q for the quarter ended March 31, 2007.

W&T OFFSHORE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2007

(In thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$4,303	$444,900	(a)	$4,303
		(444,900	)(b)
Receivables:
Oil and natural gas sales	93,927	—		93,927
Joint interest and other	56,404	—		56,404
Income taxes	17,009	1,149	(e)	18,158

Total receivables	167,340	1,149		168,489
Prepaid expenses and other assets	27,741	(22	)(b)	27,719

Total current assets	199,384	1,127		200,511
Property and equipment—at cost
Oil and gas properties and equipment—full cost method of accounting	3,431,197	—		3,431,197
Furniture, fixtures and other	11,314	—		11,314

Total property and equipment	3,442,511	—		3,442,511
Less accumulated depreciation, depletion and amortization	1,161,069	—		1,161,069

Net property and equipment	2,281,442	—		2,281,442
Restricted deposits for asset retirement obligations	10,804	—		10,804
Other assets	2,829	5,100	(a)	7,725
		(204	)(c)

Total assets	$2,494,459	$6,023		$2,500,482

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt—net of discount	$161,800	$(162,500	)(b)	$1,200
		1,900	(c)
Accounts payable	172,436	—		172,436
Undistributed oil and gas proceeds	43,151	—		43,151
Asset retirement obligations—current portion	40,256	—		40,256
Accrued liabilities	8,000	(1,349	)(b)	6,595
		(56	)(b)
Deferred income taxes—current portion	2,511	—		2,511

Total current liabilities	428,154	(162,005)		266,149
Long-term debt, less current maturities—net of discount	481,903	450,000	(a)	652,332
		(280,750	)(b)
		1,179	(c)
Asset retirement obligations, less current portion	276,766	—		276,766
Deferred income taxes, less current portion	246,338	—		246,338
Other liabilities	5,615	(267	)(b)	5,348
Commitments and contingencies
Shareholders’ equity:
Common stock	1	—		1
Additional paid-in capital	364,255	—		364,255
Retained earnings	692,378	(3,283	)(c)	690,048
		(301	)(d)
		1,254	(e)
Accumulated other comprehensive loss	(951)	301	(d)	(755)
		(105	)(e)

Total shareholders’ equity	1,055,683	(2,134)		1,053,549

Total liabilities and shareholders’ equity	$2,494,459	$6,023		$2,500,482

See accompanying notes.

W&T OFFSHORE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

THREE MONTHS ENDED MARCH 31, 2007

(In thousands, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Oil and natural gas revenues	$246,477	$—		$246,477
Other	62	—		62

Total revenues	246,539	—		246,539
Operating costs and expenses:
Lease operating	61,663	—		61,663
Production taxes	1,383	—		1,383
Gathering and transportation	2,874	—		2,874
Depreciation, depletion and amortization	118,754	—		118,754
Asset retirement obligation accretion	5,447	—		5,447
General and administrative	13,884	—		13,884
Commodity derivative loss	11,971	—		11,971

Total costs and expenses	215,976	—		215,976

Operating income	30,563	—		30,563
Interest expense:
Incurred	17,759	(2,025	)(f)	15,734
Capitalized	(6,828)	1,014	(g)	(5,814)
Other income	413	—		413

Income before income taxes	20,045	1,011		21,056
Income taxes	7,016	354	(h)	7,370

Net income	$13,029	$657		$13,686

Earnings per common share:
Basic	$0.17			$0.18
Diluted	0.17			0.18
Weighted average number of common shares (basic)	75,787			75,787
Weighted average nonvested common shares	17			17

Weighted average number of common shares (diluted)	75,804			75,804

See accompanying notes.

W&T OFFSHORE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Pro Forma Financial Information Assumptions

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2007 reflects the following adjustments.

(a)	To record the issuance of the Notes as follows (in thousands):

Senior Notes due 2014 (interest rate of 8.25%)	$450,000
Transaction fees and expenses	(5,100)

Net proceeds	$444,900

(b)	To record the use of the net proceeds from the issuance of the Notes as follows (in thousands):

Pay the principal outstanding on the revolving credit facility	$190,000
Pay the principal outstanding on the Tranche A term loan	162,500
Pay a portion of the principal outstanding on the Tranche B term loan	90,750
Pay accrued interest on the retired debt	1,349
Retire certain interest rate swaps related to the term loans	301

Total uses of the net proceeds	$444,900

(c)	To write off the unaccreted discount and unamortized debt issue costs associated with the Tranche A loan and a portion of the Tranche B loan.

(d)	To adjust accumulated other comprehensive loss for the retirement of an interest rate swap associated with the Tranche A term loan and a portion of an interest rate swap associated with the Tranche B loan.

(e)	To give effect to income taxes related to the above transactions based on the federal statutory rate of 35%.

The unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2007 reflects the following adjustments.

(f)	To adjust interest expense for the issuance of the Notes and application of the net proceeds to repay borrowings under the Credit Agreement and amortization of related debt issuance costs.

(g)	To adjust capitalized interest for the issuance of the Notes and application of the net proceeds to repay borrowings under the Credit Agreement and amortization of related debt issuance costs.

(h)	To adjust income tax expense for the effects of adjustments (f) and (g) based on the federal statutory rate of 35%.

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